EXHIBIT 10.95

APPLICATION AND BUSINESS SERVICES AGREEMENT

     This APPLICATION AND BUSINESS SERVICES AGREEMENT (“Agreement”) is entered into by and between Maxicare Health Plans, Inc. (“Client”) and The TriZetto Group, Inc., a Delaware corporation, and its subsidiaries and affiliates (collectively, “TriZetto”), and is effective as of the 1st day of September 2000.

     Whereas, TriZetto offers certain connectivity, assessment and transformation services and is an Application Services Provider, which delivers pre-integrated and hosted best of class packaged software applications, transaction services and other management services to clients; and

     Whereas, Client wishes to contract with TriZetto to provide certain services.

       Now therefore, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.       TriZetto Services.

             a)   Services.   TriZetto shall provide the "Services" and “Supported Applications” described in Exhibit A of this Agreement at the “Service Levels” set forth in Exhibit B. The Services, Supported Applications and Service Levels may be modified only by mutual written agreement of TriZetto and Client. Material changes, individually or in the aggregate, or additions to work performed pursuant to Exhibit A or Exhibit B may require changes in the resources provided by TriZetto and are subject to the change control provisions set forth in Exhibit C. TriZetto will provide application and operation support services to Client only for the software application programs (the “Supported Applications”) specifically identified in Exhibit A.

             b)   License.   In accordance with this Agreement, TriZetto hereby provides Client a restricted, non-transferable (except as provided herein) and nonexclusive license to use the Supported Applications for the purpose of supporting the internal operations of Client’s business. Client may use the Supported Applications only to process Client’s own data and that of Client’s patients, members, medical groups, providers, and wholly-owned subsidiaries and affiliates. Client may not use the Supported Applications in a resale capacity, to process and/or analyze the data of a third party as a service bureau, or on any hardware and with any operating system or applications software other than as approved in advance and in writing by TriZetto. Notwithstanding anything contained herein to the contrary, Client may sublicense any or all of its rights in and to the Supported Applications to any of its wholly-owned subsidiaries or its affiliates; provided, however, that such sublicensee agrees in writing to be bound by the terms of this Agreement. For purposes of this Agreement, the term affiliates shall mean, a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Client.

             c)   Connectivity Solutions.   Client will utilize the required equipment, including but not limited to, desktops, network, servers, and printers, as well as application software and operating system software (collectively, the “Required Equipment”) which are identified in Exhibit A to this Agreement and based on TriZetto’s assessment of Client’s infrastructure. Client acknowledges and agrees that the Service Levels are predicated and conditioned upon Client’s use of the required Equipment. Except as otherwise set forth in Exhibit A, Client shall have sole responsibility for maintaining the Required Equipment.

             d)   Other Services.   From time to time, TriZetto may, at Client’s request, perform consulting and other services outside the scope of this Agreement (the “Other Services”). The terms and conditions under which Other Services are provided shall be governed by the change control provisions set forth in Exhibit C or pursuant to a separate written agreement between Client and TriZetto.

2.       Invoicing and Payment Terms.

             a)   Invoices.   TriZetto will invoice Client monthly in advance for the Services and Supported Applications, to be provided to Client during the upcoming month at the applicable rates and for the amounts set forth in Exhibit E . TriZetto shall begin invoicing for such services when TriZetto makes the Services available for use or as otherwise provided in Exhibit E.

             b)   Prior Month Adjustment.   Within fifteen (15) business days after the end of each month, Client shall deliver to TriZetto a statement indicating the number of members enrolled in Client’s health plan. Upon receipt of such reconciliation, the following month’s invoice shall include a billing adjustment which reflects the retroactive increase or decrease in the number of members for the prior month; provided, however, that TriZetto shall not be required to make adjustments to reflect increases or decreases that occurred more than four months prior to the invoice date.

             c)   Payment Terms; Interest.   Client will pay TriZetto all undisputed fees within 30 days of the receipt by Client of the invoice. If Client fails to pay undisputed amount of any invoice within 30 days after receipt by Client, TriZetto may charge interest of the lesser of 1.5% or the maximum permissible rate per month on any outstanding undisputed balance and, upon Client’s failure to pay undisputed outstanding balances following the due date and subsequently within 30 days notice from TriZetto, TriZetto may suspend Services and Supported Applications until such outstanding balances are paid, unless the parties have extended the payment due date in writing. Any disputes regarding fees shall be resolved in accordance with Section 9.

             d)   Taxes.   Client will be responsible for the payment of sales and use taxes related to the delivery of the Services or Supported Applications. TriZetto will be responsible for the payment of all taxes assessed against TriZetto or any of its subsidiaries, affiliates or properties, or based on TriZetto’s revenues, income or property. If TriZetto is required to pay any such taxes directly, Client shall, upon receipt of TriZetto’s invoice, reimburse TriZetto for any amount that TriZetto has paid. TriZetto shall, to the extent reasonably possible, deliver any products or services contemplated hereby through electronic media or other means requested by Client.

               e)   Insurance Coverage.

                    i)   Client Insurance.   Client shall obtain and maintain, at Client’s expense, commercially reasonable liability insurance and insurance against loss or damage to TriZetto’ s property located on Client’s premises, if any, in amounts set forth on Exhibit F. Notwithstanding anything contained herein to the contrary, such insurance coverage may be included in insurance coverage maintained by Client on its own property. Upon request, Client shall furnish TriZetto with a Certificate of Insurance or other evidence of insurance coverage. Client shall take commercially reasonable steps to protect from damage TriZetto’s hardware and other property located on Client’s premises, if any.

                    ii)   TriZetto Insurance.   TriZetto shall at all times during the term of this Agreement maintain its current levels of insurance coverage as set forth on Exhibit F, at its own expense.

                    iii)   Failure to Maintain Coverage.   Each party shall promptly notify the other party in writing if a lapse in coverage occurs. Notwithstanding anything contained in this Agreement to the contrary, failure to maintain insurance as provided in this Section 2(f) shall not be the basis for termination of this Agreement by either party.

3.       The Parties’ Responsibilities.   The parties will adhere to and comply with the roles and responsibilities set forth in Exhibit F.

4.      Visitations, Access and Exclusivity.

               a)   Visitations.   Upon at least two business days’ prior written request to TriZetto, TriZetto will allow Client to visit TriZetto facilities during normal business hours, subject to TriZetto’s standard administrative and security procedures, to review TriZetto's operations as they relate to the Services provided under this Agreement. Client shall always use all commercially reasonable efforts to avoid any disruption to TriZetto’s business.

               b)   Access.    Client will provide TriZetto prompt and adequate access to Client’s systems and facilities as needed for TriZetto to perform its obligations under this Agreement. Except to the extent necessary to address emergencies or at Client’s request, TriZetto shall provide at least two business days’ notice of any needed access, and shall always use all commercially reasonable efforts to avoid any disruption to Client’s business.

5.      Ownership of Software, Data and Records.

               a)   Right to Software.

                    i)   TriZetto’s Right.   Except as set forth in Exhibit A, TriZetto represents and warrants that TriZetto, to the best of its knowledge, owns or has the right to use and license all the hardware and software components used to provide the Supported Applications and Services under this Agreement for the Supported Applications and as contemplated by this Agreement.

                    ii)   Client’s Right.   Client represents and warrants that Client, to the best of its knowledge, owns or has the right to use the legacy hardware and software components that it will continue to use during the term of this Agreement.

               b)   Infringement Action.   If Client promptly notifies TriZetto in writing of a third party action against Client that any Service or Supported Application infringes upon a United States registered patent or a United States registered trademark or copyright, or misappropriates a trade secret, TriZetto will defend such action at its sole expense and will pay any and all costs or damages that are finally awarded against Client resulting from such action. Client shall provide TriZetto with its reasonable cooperation (at TriZetto’s expense) and full authority to defend or settle the action. TriZetto will not pay any such damages, however, if the claim of infringement is caused by (1) Client's misuse of the Services; (2) Client's failure to use corrections or enhancements made available at cost on a timely basis by TriZetto; (3) Client's use of the Services in combination with any product or information not provided or authorized in writ ing by TriZetto; or (4) information, direction, specification or materials provided by Client or any third party directed by Client. If any Supported Application or Service is, or in TriZetto's reasonable opinion is likely to be, held to be infringing, TriZetto shall at its option and sole expense either (a) procure the right for Client to continue using it, (b) replace it with a noninfringing equivalent reasonably satisfactory to Client, or (c) modify it to make it noninfringing. If it is not commercially reasonable for TriZetto to cure infringement by taking the steps set forth in the preceding sentence, TriZetto may terminate the Supported Application or Services. Upon such termination, TriZetto shall, at its own expense, perform deconversion services in order to transfer and convert the Client Data to a new application. TriZetto will not be responsible for any licensing or maintenance fees for the new application or for any additional hardware or software required to run such application. The foregoing r emedies constitute Client's sole and exclusive remedies and TriZetto's entire liability with respect to infringement.

               c)   Client’s Use of Software.   Client acknowledges and understands that TriZetto may provide to Client (i) TriZetto owned software, and/or (ii) software applications owned by third parties which TriZetto uses under license agreements with such third parties. Client acknowledges and agrees that (i) title to all such TriZetto software and software applications remains with and is subject to the proprietary rights of TriZetto or its third party vendors, and (ii) such software and software applications may contain trade secrets and other valuable proprietary information of TriZetto or its third party vendors. Client may not grant any sublicenses to or otherwise make such software, such software applications, the Supported Applications, or the documentation available to any other person, entity or business. Client agrees that Client will not reverse assemble, reverse compile, reverse engineer, modify, reproduce, distribute, prepare derivative works based on, or demonstrate such software, such software applications or th e Supported Applications in whole or in part.

               d)   Data and Records.   TriZetto understands and agrees that TriZetto receives no ownership rights in the materials, data or records furnished by Client ("Client’s Data") and that Client receives no ownership rights to the Supported Applications. Client represents and warrants that Client and those providing information to Client have the right to transmit to TriZetto and receive any materials, data or records from TriZetto, that are required to enable TriZetto to perform its obligations under this Agreement. Except as set forth herein or as specifically authorized by Client in writing, TriZetto will not disclose Client’s Data to a third party or make any other use of Client’s Data. TriZetto shall be responsible for conformance with all laws, statutes, rules, regulations and other obligations relating to TriZetto’s handling of private information relating to medical records obtained by or for Client and its subsidiari es and affiliates; provided, however, that TriZetto shall not be responsible for violations of laws, statutes, rules, regulations and other obligations due to Client’s acts or omissions.

               e)   Source Code Escrow.   Prior to the first productive use of the TriZetto Software, which shall be no later than the date on which the TriZetto Software is first used by Client for commercial purposes, TriZetto shall deposit with a third party escrow agent reasonably acceptable to Client the source code, together with all documentation and descriptions associated therewith, of the TriZetto Software, pursuant to a Source Code Escrow Agreement (the “ Escrow Agreement”) substantially in the form of Exhibit G hereto. Pursuant to the Escrow Agreement, Maxicare shall, at no additional cost, be entitled to receive and use for the remaining term of the Agreement, a source code version of the TriZetto Software that is currently in use by Maxicare if TriZetto has breached its obligations under the Agreement and such breach is not cured as provided herein. For purposes of this Section 5(e), "TriZetto Software" shall m ean that software developed and owned by TriZetto, including certain Supported Applications owned by TriZetto, any interfaces between or integration of the Supported Applications developed and owned by TriZetto, and any other software application owned by TriZetto to support Client's use of the Supported Applications. TriZetto shall use its commercially reasonable efforts to have its third party vendors deposit the source code, together with all documentation and descriptions associated therewith, of the non-TriZetto Software which is offered as a part of the Supported Applications.

6.      Confidentiality.

               a)   Both TriZetto and Client have made and will continue throughout the term of this Agreement to make available to the other party confidential and proprietary materials and information ("Proprietary Information"). All material and information provided by one party to the other relating to the business, policies, procedures, customs and forms of providing party or any of its affiliates, including but not limited to Client’s Data, as well as information previously divulged or delivered regarding the aforementioned subject matter, is hereby designated as confidential and proprietary and shall be considered to be Proprietary Information. Except for confidential patient information included in Client’s Data, the parties agree that the obligations set forth above in this Section 6 do not apply to materials or information that: (i) are already, or otherwise become, generally known by third parties as a result of no act or omission of the receiving party; (ii) subsequen t to disclosure hereunder are lawfully received from a third party having the right to disseminate the information and without restriction on disclosure; (iii) are generally furnished to others by the disclosing party without restriction on disclosure; (iv) were already known by the receiving party prior to receiving them from the disclosing party and were not received from a third party in breach of that third party's obligations of confidentiality; or (v) are independently developed by the receiving party without the use of Proprietary Information of the disclosing party.

               b)   Each party shall maintain the confidentiality of the other's Proprietary Information and will not disclose such Proprietary Information without the written consent of the other party, except in connection with providing Services in accordance with this Agreement or as otherwise permitted hereunder. Each party shall also keep confidential the terms of this Agreement and/or any exhibits attached hereto.

               c)   Neither of the parties’ obligations of confidentiality will prevent or prohibit the parties from providing access to Proprietary Information upon request of a state or federal regulatory agency or authority as may be required, in such party’s reasonable discretion, by law or judicial or administrative process. Notwithstanding the foregoing, in the event of any requested access to Proprietary Information by a regulatory authority, the one of the parties from whom the Proprietary Information is requested will provide notice to the other in a timely fashion to allow the other party the opportunity to contest the release of its Proprietary Information to such regulatory authority.

               d)   TriZetto will comply with all applicable laws and regulations concerning security and privacy in TriZetto’s performance of this Agreement, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder.

               e)   Except as required by law, neither party shall make any press release, public statements, or disclosures regarding the terms, subject matter or collaboration of the parties to this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

7.      Warranty, Disclaimer of Warranty and Limitation of Liability.

               a)   Performance Warranty.   TriZetto warrants that the Services will be provided in accordance with the Service Levels set forth in Exhibit B. TriZetto shall not be responsible for any failure to meet the Service Levels resulting from any force majeure as set forth in Section 11(g) or from Client’s failure to use the Required Equipment. TriZetto will not be responsible for any loss, damage, increase in costs or other expenses relating to conduct which is the responsibility of Client or which is otherwise approved in writing by TriZetto.

               b)   Exclusive Remedy.   Except for breaches resulting from TriZetto’s gross negligence or willful misconduct, TriZetto’s obligation and Client’s sole and exclusive remedy from a breach of the warranty in Section 7(a) or any failure of TriZetto to meet the Service Levels, except from force majeure events including without limitation Client’s acts or omissions, shall be that TriZetto shall use commercially reasonable efforts to correct the breach, Client shall receive the remedies associated with the applicable Service Levels as described in Exhibit B, and Client may proceed with dispute resolution to pursue damages subject to the limitations set forth in Section 7.

               c)   Year 2000.

                    i)   TriZetto represents that the software and hardware set forth in Exhibit A and used by TriZetto in performing the Services have been designed to allow date data century recognition, calculations which accommodate same century and multi-century formulae and date value, and date data entry of all values that reflect the century. TriZetto’s obligation and Client’s sole and exclusive remedy from a breach of this representation and warranty, except from force majeure events including without limitation Client’s acts or omissions, shall be that TriZetto shall, at no cost to Client, reprocess Client’s data that was not processed in accordance with the Service Levels.

                    ii)   Client represents that the software and hardware, including the legacy systems used by Client, have been designed to allow date data century recognition, calculations which accommodate same century and multi-century formulae and date value, and date data entry of all values that reflect the century. Except as explicitly set forth herein, TriZetto shall have no liability for such software and hardware.

               d)   Transmission of Data.   Except to the extent solely caused by TriZetto’s gross negligence or willful misconduct, TriZetto is not responsible for loss of data in transmission, improper transmission by Client or failure by Client or any third party to act on any communication transmission to or by Client through TriZetto. In the event of improper transmission or loss of data in transmission, TriZetto’s obligation and Client’s sole and exclusive remedy for such improper transmission or loss of data will be that TriZetto will use commercially reasonable efforts to recreate such transmission at Client’s expense.

               e)   DISCLAIMER OF WARRANTIES.   EXCEPT FOR WARRANTIES PROVIDED IN SECTIONS 5 AND 7, AND EXCEPT FOR SUCH OTHER EXPRESS WARRANTIES MADE IN WRITING AND EXECUTED BY TRIZETTO’S CHIEF EXECUTIVE OFFICER, PRESIDENT OR VICE PRESIDENT OF LEGAL AFFAIRS, THE PARTIES MAKE NO OTHER WARRANTY, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY MATTER WHATSOEVER, INCLUDING BUT NOT LIMITED TO THE HARDWARE, SUPPORTED APPLICATIONS, SOFTWARE PROVIDED BY TRIZETTO TO CLIENT, HARDWARE AND SOFTWARE USED BY CLIENT BUT NOT PROVIDED BY TRIZETTO, DOCUMENTATION, DATA FILES, OUTPUT, SERVICES, OR OTHER MATTERS PRODUCED OR PROVIDED HEREUNDER.

               f)   Limitations.   Unless otherwise expressly provided herein, neither TriZetto nor any of its service providers, licensors, employees or agents warrant (i) that the Services provided hereunder will meet Client’s requirements; (ii) that the operation of the Services will be uninterrupted or error free; or (iii) that the Services will have the capacity to meet demand beyond the volumes in Exhibit A, if any. Except as set forth herein, TriZetto will not be responsible for any damages that Client may suffer arising out of use, or inability to use, the Services. TriZetto will not be liable for unauthorized access to or alteration, theft or destruction of Client’s data files, programs, procedures or information through accident, fraudulent means or devices, or any other method, unless such access, alteration, theft or destruction is caused as a result of TriZetto’s negligence or intentional misconduct. It is hereby acknowledged that it is Client’s responsibility to validate for correctness all output and reports and to protect Client’s data and programs from loss by routinely performing backup procedures as required by TriZetto.

               g)   EXCLUDED LIABILITIES.   EXCEPT FOR DAMAGES ARISING FROM BREACHES OF SECTION 6, OR FOR CLAIMS FOR INDEMNIFICATION IN SECTION 8(A), IN NO EVENT WILL EITHER PARTY'S LIABILITY UNDER THIS AGREEMENT OR IN CONNECTION WITH THE SERVICES PROVIDED HEREUNDER, REGARDLESS OF THE FORM OF ACTION, INCLUDE ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OR CLAIMS FOR LOSS OF BUSINESS OR PROFITS, UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHER LEGAL THEORY, REGARDLESS OF THE CAUSE OF ACTION AND EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

               h)   AGGREGATE LIABILITY.   EXCEPT FOR DAMAGES ARISING FROM BREACHES OF SECTION 6, OR FOR CLAIMS FOR INDEMNIFICATION IN SECTION 8(A), EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHER LEGAL THEORY, REGARDLESS OF THE CAUSE OF ACTION WILL NOT EXCEED AN AMOUNT EQUAL THE FEES PAID BY CLIENT IN THE TWELVE MONTHS PRIOR TO WHEN THE DAMAGES FIRST AROSE. PRIOR TO THE COMPLETION OF TWELVE MONTHS OF SERVICES UNDER THIS AGREEMENT, EACH PARTY'S LIABILITY TO THE OTHER PARTY WILL NOT EXCEED AN AMOUNT EQUAL TO THE ACTUAL MONTHLY SERVICES FEES PAID BY CLIENT DURING SUCH PERIOD, EXCEPT FOR DAMAGES ARISING FROM BREACHES OF SECTION 6, OR FOR CLAIMS FOR INDEMNIFICATION IN SECTION 8(A).

8.      Indemnification.

               a)   Client Indemnification Obligations.   Client agrees to indemnify, defend and to hold TriZetto harmless for any claims, liability or expense resulting from: (i) Client’s use of the Supported Applications provided by TriZetto hereunder; (ii) TriZetto’s disclosure of confidential information at Client’s direction, (iii) Client’s violations of its confidentiality obligations and license grant scope; and (iv) material breach of Client’s representations and warranties provided in Section 5(a) or Section 5(c); except to the extent that the claims are proximately caused by the negligence or willful misconduct of TriZetto.

               b)   Conditions.   Client shall have the right to direct the defense of any indemnification of TriZetto hereunder; provided, that TriZetto may participate in the defense or settlement of the claim at its own expense.

9.      Dispute Resolution.

               a)   Dispute Resolution.   In connection with a dispute arising out of or relating to this Agreement, the parties shall attempt in good faith to resolve such dispute promptly. If the parties cannot resolve the matter within 45 days, either party may initiate arbitration of the dispute as provided below.

               b)   Arbitration.   Except for collection actions for fees and for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any controversy or claim arising out of or relating to this Agreement or to its breach shall be settled by arbitration by a single arbitrator in accordance with the JAMS/Endispute Rules, pursuant to an arbitration held in Los Angeles, California. Judgment upon the award rendered by the arbitrator may be entered into in any court of competent jurisdiction. The arbitrator shall not have the authority to award punitive damages.

               c)   Governing Law.   The parties hereby agree that this Agreement was entered into in Los Angeles, California. This Agreement will be governed in accordance with the laws of the State of California without regard to its conflict of law provisions. The parties agree that jurisdiction and venue for any actions relating to this Agreement will be in the state or federal courts in Los Angeles, California. Except as set forth above, each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Los Angeles, California, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and c onsents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

10.      Term and Termination.

               a)   Term.   Unless earlier terminated as provided herein, the term of this Agreement will commence on the date first set forth above and will continue for an initial period of seven years. This Agreement will automatically renew each year for successive one year terms unless either one of the parties terminates the Agreement by providing written notice of termination to the other party at least 180 days before the termination date.

               b)   Termination for Cause.   This Agreement may be terminated if either party materially breaches this Agreement. In the event of a claim of breach under this Section 10(b), the party alleging such breach shall give written notice of the alleged breach , which notice shall specify the nature of any such claim in sufficient detail to allow the receiving party to investigate the allegations. This Agreement may be terminated by the party alleging such breach 30 days after the deliver of notice unless: (i) the breach is cured within such 30 days; (ii) except for failures to make payments when due, it is not possible to cure the breach within 30 days but the defaulting party has commenced correction within 30 days and proceeds diligently towards, and completes, a cure within 180 days; or (iii) except for failures to make payments when due, the matter remains a subject of disagreement between the parties and the dispute resolution process has been initiated under Section 9 above. Upon termination of this Agreement pursuant to this Section 10(b), the parties shall be obligated to pay the termination fees and other existing payment obligations as set forth in Exhibit E.

               c)   Termination for Convenience.   Client may terminate this Agreement upon 180 days prior written notice to TriZetto setting forth the date of termination and by paying the termination fees set forth hereunder upon the date of termination. The prices for Services under this Agreement were determined by mutual agreement based upon certain assumed volumes of processing activity and the length of the term of this Agreement. Client acknowledges that without the certainty of revenue for the full term of the Agreement, TriZetto would have been unwilling to provide processing Services at the prices set forth in the Agreement. TriZetto and Client agree that it would be difficult to ascertain actual damages for termination of the Agreement for convenience by Client before the end of the term. Upon Client’s early termination, Client will pay TriZetto the amounts set forth on Exhibit E.

               d)   Deconversion Services Upon Termination.   Upon the termination of this Agreement for any reason and subject to agreement on reasonable terms, TriZetto shall assist Client in the deconversion and transfer of information to Client or a party or parties identified by Client and with such other actions as may be necessary or appropriate, in Client’s reasonable judgment, to facilitate the transfer of the functions performed by TriZetto to Client or an entity selected by Client. As soon as practicable following the receipt of a written request from Client, TriZetto will deliver to Client, in a format and on the media available to TriZetto at the time of the request, all of Client’s data. Upon delivery of such data, TriZetto shall be reimbursed for its costs and labor on a time and materials basis.

               e)   Return of Materials Upon Termination.   Upon termination of this Agreement, the Client must immediately cease use of the Services and shall return all documentation and software, if any, relating to the Services and TriZetto’s confidential information to TriZetto within 30 business days of termination.

11.      General.

               a)   Authority to Enter into Agreement.   Each party hereby represents and warrants that (i) it has all requisite corporate power and authority to enter, and perform pursuant to, this Agreement; (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly authorized by all requisite corporate action on its part; and (iii) this Agreement has been duly executed and delivered by such party.

               b)   Relationship Between the Parties.   The performance by TriZetto of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency relationship between Client and TriZetto, nor shall this Agreement be deemed to constitute a joint venture or partnership between Client and TriZetto. Each party assumes sole and full responsibility for its acts and the acts of its personnel. Neither party shall have the authority to make commitments or enter into contracts on behalf of, bind, or otherwise oblige the other party except for the limited agency expressly provided for herein.

               c)   TriZetto Not Engaged in Practice of Medicine.   TriZetto does not, nor does it intend to, engage in the performance or delivery of medical or hospital services or other types of healthcare. TriZetto’s performance under this Agreement should not, in any case, be deemed or understood as a recommendation, endorsement, guarantee or warranty of the professional services of Client or any providers who render healthcare services. Nothing herein shall be construed to imply that TriZetto, or any of TriZetto’s subsidiaries, officers, directors, employees or agents are engaged in the practice of medicine or other professions related thereto. All matters related to such field shall be the exclusive province of Client and its staff, agents and employees.

               d)   Government Licensee.   If Client is using the Supported Applications on behalf of any unit or agency of the United States Government, the following applies: The Supported Applications and any Proprietary Information is provided with RESTRICTED RIGHTS. Use, duplication or disclosure by the Government is subject to restrictions as set forth in Subparagraphs (a) through (d) of the Commercial Computer-Restricted Rights clause at FAR 52.227-19 when applicable, or in Subparagraph 252.227-7013 (c)(1)(ii) of the Rights in Technical Data and Computer Software at DFARS, and in similar clauses in the NASA FAR Supplement. Contractor/manufacturer is The TriZetto Group, Inc., 567 San Nicolas Drive, Suite 360 Newport Beach, CA 92660.

               e)   Additional Costs.   If certain items and outside services are purchased by TriZetto in order to provide Services to Client these items and services, detailed below, will be charged to and payable by Client at the actual cost incurred by TriZetto, without markup, fees or overhead:

                    i)   Forms and supplies.   All forms and supplies, such as special forms and standard printer paper utilized for printing reports and action letters, envelopes utilized for mailing action letters, plastic cards utilized for member identification cards.

                    ii)   Postage and shipping expenses.   All postage and shipping expenses required for delivering, as requested by Client, forms, letters, reports, magnetic tapes, identification cards, and similar items., to Client or to Client’s designees, members, employers, etc.

                    iii)   Telecommunication expenses.   All communication line expenses related to providing Services. These expenses include those necessary to transmit data between Client and TriZetto locations, as well as to other locations as requested by Client.

                    iv)   Travel.   Out-of-pocket travel expenses requested by Client and required to provide TriZetto's services at Client’s location. These expenses include coach airfare, lodging, meals, and ground transportation.

               f)   Notices.   All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, via facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth on the signature page to this Agreement, or at such other address for such party as shall be specified by like notice. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the th ird business day following such mailing.

               g)   Force Majeure.   Each party’s performance of its obligations will be excused or the timeframe for performance will be extended as is reasonably necessary under the circumstances, in the event that such party is prevented from performing its obligations in whole or in part by riots, fire, flood, earthquake, explosion, epidemics, war, embargo, civil or military authority, act of God, changes in law, regulation or governmental policy, acts or omissions of vendors or suppliers, communication or transportation difficulties or delays, vendor delays or other causes beyond its reasonable control (individually, a “force majeure event”); provided, that no event or act shall be considered a force majeure event if it could be avoided through commercially reasonable preparation or the expenditure of a commercially reasonable amount of time or money. In the event that TriZetto is prevented or delayed in the delivery or installation of the Services because of a force majeure event, such delivery or installation shall take place as soon thereafter as is reasonably possible.

               h)   Assignment.   Neither this Agreement nor any rights granted hereunder may be sold, leased, assigned or otherwise transferred, in whole or in part by either party by operation of law or otherwise, and any such attempted assignment shall be void and of no effect without the advance written consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required if either party assigns this Agreement to a wholly owned subsidiary or an affiliate or in connection with a merger, acquisition, or sale of all or substantially all of its assets or stock, unless the surviving entity is a competitor of TriZetto, as determined by TriZetto in its reasonable judgment.

               i)   Other Agreements.   Nothing in this Agreement shall prevent TriZetto or TriZetto's affiliated companies from entering into similar or different agreements with others in the health care industry or other industries, including Client’s competitors.

               j)   Non-Solicitation.   Except as set forth on Exhibit G or Exhibit I, each of the parties agrees to refrain from directly or indirectly soliciting the employment of any current or future employee during the term of, and for a period of one year after the expiration of, this Agreement, unless permission is granted in writing by the employer, which consent may be granted or withheld in such party’s sole discretion. The foregoing provision will not prevent either party from employing any such person who contacts such party on his or her own initiative or in response to general solicitation without any direct solicitation, by or other encouragement from, such party or its representatives. In the event that either party hires a person in violation of this Section 11(j), such party shall pay the other party two-times the annual sa lary being paid by the offending party. The parties agree that this amount represents reasonable and foreseeable estimates of damages in conformity with California Civil Code Section 1671.

               k)   Severability.   If one or more provisions or parts of this Agreement are declared invalid, illegal or unenforceable by a court with jurisdiction over the parties to this Agreement, the remaining provisions will nevertheless remain in full force and effect in such jurisdiction, unless such severance would frustrate the contractual intent of the parties.

               l)   Entire Agreement; Amendments, Exhibits.   This Agreement (including the Schedules and Exhibits attached hereto) embodies the entire understanding of the parties in relation to its subject matter, and supersedes all proposals, letters of intent or prior agreements, oral or written, and all other communications and representations between the parties relating to the subject matter of this Agreement and no other agreement or understanding, verbal or otherwise, relative to this subject matter exists between the parties at the time of execution of this Agreement. This Agreement may be amended only by a written agreement signed by both parties. Each of the exhibits attached to this Agreement is made a part of this Agreement and the terms of these Exhibits will be fully binding on the parties. The parties agree that Exhibit E is attached hereto in its final form. The remaining exhibits shall become final in their current forms attached hereto on September 20, 2000, unless the parties agree in writing to revisions or amendments thereto. The parties agree that minor and insubstantial changes may be made to the remaining exhibits.

               m)   Survival.   Notwithstanding the expiration or termination of this Agreement or any renewal period hereunder, the parties agree that the terms of Sections 2, 5, 6 7(d) – 7(h), 8, 9, 10 and 11 shall survive.

               n)   Waiver.   No waiver of any breach of any provisions of this Agreement shall be effective unless made in writing and signed by each of the parties to this Agreement. Each party agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

               o)   Headings.   The headings used herein are for identification and reference purposes only and shall not be used in the construction and interpretation of this Agreement.

               p)   Successors and Assigns.   This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and assigns (if such assignment was properly made pursuant to this Agreement).

               q)   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when counterparts have been signed by each of the parties and delivered by facsimile or other means to the other party.

               r)   Remedies.   Except for remedies that are described herein as sole and exclusive remedies, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

     IN WITNESS WHEREOF, the parties have caused this Application and Business Services Agreement to be executed and delivered by their duly authorized representatives, as of the date first above written.

THE TRIZETTO GROUP, INC. (“TriZetto”)
By:

Name: Title: Address: 567 San Nicolas Drive, Suite 360 Newport Beach, CA 92660 Phone: (949) 719-2200 Fax: (949) 219-2197

MAXICARE HEALTH PLANS, INC. (“Client”)
By:

Name: Title: Address: 1149 South Broadway Street Los Angeles, CA 90015 Phone: (213) 765-2000 Fax: (213) 765-2393

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